As filed with the Securities and Exchange Commission on August 6, 2026

Registration No. 333-_____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST NORTHWEST BANCORP
(Exact name of registrant as specified in its charter)

Washington	46-1259100
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

105 West 8th Street Port Angeles, Washington
Port Angeles, Washington 98362
(Address of principal executive offices and zip code)

First Northwest Bancorp Amended and Restated 2020 Equity Incentive Plan

(Full Title of the Plan)

Copy of all communications to:

Curt T. Queyrouze	April Hamlin
President and Chief Executive Officer	Ballard Spahr LLP
First Northwest Bancorp	2000 IDS Center
105 West 8th Street	80 South 8th Street
Port Angeles, Washington 98362	Minneapolis, Minnesota 55402
(360) 457-0461	(612) 371-3211

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting Registrant or an emerging growth Registrant. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting Registrant,” and “emerging growth Registrant” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting Registrant ☒
Emerging growth Registrant ☐

If an emerging growth Registrant, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by First Northwest Bancorp (the “Registrant”) for the purpose of registering an additional 300,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) that may be issued pursuant to awards under the Registrant’s Amended and Restated 2020 Equity Incentive Plan (the “Plan”). At the Registrant’s annual meeting of shareholders held on May 19, 2026, the Registrant’s shareholders approved the amendment to the Plan to increase the number of shares reserved by the additional 300,000 shares of Common Stock being registered by this Registration Statement.

In accordance with General Instruction E to Form S-8, the Registrant incorporates herein by reference the Form S-8 filed by the Registrant on May 21, 2020, registering 520,000 shares of Common Stock reserved under the Plan (SEC File No. 333-238569) together with all exhibits filed therewith or incorporated therein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                  Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed on March 12, 2026;

(b)

The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed on May 7, 2026 and the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 filed on August 6, 2026;

(c)	The Registrant’s Current Reports on Form 8-K filed (but not furnished) on January 8, 2026, and May 22, 2026;

(d)

The portions of the Registrant’s definitive proxy statement on Schedule 14A that was filed with the Commission on April 9, 2026 that are deemed “filed” with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(e)

The description of the Registrant’s Common Stock contained in Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed on August 12, 2022, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed (but not furnished) by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the completion or termination of this offering of securities will be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of these documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as to such specific section of such statements as set forth therein.

Under no circumstances shall any information furnished under Item 2.02 and/or Item 7.01 of Current Report on Form 8-K and any corresponding exhibits thereto be deemed incorporated herein by reference unless such Current Report on Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 23B.08.510 of the Washington Business Corporation Act (the “WBCA”) authorizes Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving them as a result of their services as an officer or director. Section 23B.08.560 of the WBCA authorizes a corporation by provision in its articles of incorporation to agree to indemnify a director made party to a proceeding or obligate itself to advance or reimburse expenses incurred in a proceeding without regard to the limitations of Sections 23B.08.510 through 23B.08.550 of the WBCA, subject to certain limitations.

The Registrant’s articles of incorporation provide that, in all circumstances and to the full extent permitted by the WBCA, the Registrant must indemnify any of its current or former directors or officers who were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including an action by or in the right of the Registrant) by reason of the fact that said person is or was a director or officer of the Registrant. However, this indemnification does not apply to:

●	acts or omissions of the director or officer in connection with a proceeding by or in the right of the Registrant in which the director or officer is finally adjudged liable to the Registrant;

●	conduct of the director or officer finally adjudged to violate Section 23B.08.310 of the WBCA (relating to unlawful distributions); and

●

any transaction with respect to which it was finally adjudged that such director or officer personally received a benefit in money, property or services to which the director or officer was not legally entitled.

Any indemnification payments made pursuant to the Registrant’s articles of incorporation is subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation.

Insurance

The Registrant maintains directors’ and officers’ liability insurance under which the Registrant’s directors and officers are insured against loss (as defined) as a result of claims brought against them based upon their acts or omissions in such capacities, including civil liabilities under the Securities Act of 1933, as amended.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description	Filed Herewith	Form	Original Exhibit No.	Filing Date
4.1	Articles of Incorporation of First Northwest Bancorp, as amended June 3, 2022		10-Q	3.1	8/12/2022
4.2	Bylaws of First Northwest Bancorp as amended effective March 10, 2026		10-K	3.2	3/12/2026
5.1	Opinion of Ballard Spahr LLP.	X
10.1+	Amended and Restated 2020 Equity Incentive Plan		8-K	10.1	5/22/2026
23.1	Consent of Ballard Spahr LLP (included in Exhibit 5.1).	X
23.2	Consent of Independent Registered Public Accounting Firm	X
24.1	Power of Attorney (included on signature page hereto).	X
107.1	Filing Fee Table.	X

+ Denotes a management contract or compensatory plan or arrangement.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Port Angeles, State of Washington, on this 6th day of August, 2026.

FIRST NORTHWEST BANCORP

By:	/s/ Curt T. Queyrouze
Curt T. Queyrouze
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of First Northwest Bancorp hereby constitute and appoint Curt T. Queyrouze and Phyliss R. Nomura, each acting alone, with power to act as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on August 6, 2026.

Signature	Title

/s/ Curt T. Queyrouze	President, Chief Executive Officer and Director
Curt T. Queyrouze	(Principal Executive Officer)

/s/ Phyllis R. Nomura	Executive Vice President and Chief Financial Officer
Phyllis R. Nomura	(Principal Financial and Accounting Officer)

/s/ Sherilyn G. Anderson	Director
Sherilyn G. Anderson

/s/ Johanna A. Bartee	Director
Johanna A. Bartee

/s/ Dana D. Behar	Director
Dana D. Behar

/s/ Sean P. Brennan	Director
Sean P. Brennan

/s/ Diane C. Davis	Director
Diane C. Davis

/s/ Cindy H. Finnie	Director
Cindy H. Finnie

/s/ Gabriel S. Galanda	Director
Gabriel S. Galanda

/s/ Lynn A. Terwoerds	Director
Lynn A. Terwoerds